DeVISSER GRAY LLP
CHARTERED PROFESSIONAL ACCOUNTANTS

401-905 West Pender St
Vancouver BC V6C 1L6
www.devissergray.com
t 604.687.5447
f 604.687.6737

October 11, 2023

**United States Securities and Exchange Commission**

Dear Sirs / Mesdames:

**Re: Sekur Private Data Ltd. – Consent of Independent Accountants**

We consent to the use in the prospectus constituting a part of this Registration Statement on Form F-1, as it may be amended, of our Independent Auditor's Report dated May 1, 2023 relating to the audited consolidated financial statements of Sekur Private Data Ltd. for the years ended December 31, 2022 and 2021. We also consent to the reference to us under the caption "Experts" in the Prospectus.

Yours truly,

De Visser Gray LLP

**CHARTERED PROFESSIONAL ACCOUNTANTS**
**Vancouver, British Columbia**